EXHIBIT 10.9
Note Agreement between Dr. Neil Kurti and
USA Sunrise Beverages, Inc. dated November 11, 1995


DATE 11-16-95                        NOTE                        AMOUNT $50,000


AFTER DATE, for value received, U.S.A. Sunrise Beverages, Inc., (Maker) promises to pay to the order of: NEIL KURTI, (Payee) The amount of: fifty thousand dollars ($50,000) with interest on unpaid balance at the rate of 10% ( ), per annum, from Date and until principal and interest fully paid. The due date of this Note is on or before the earliest date of February 1st, 1996, or on the closing of the first $250,000 of the company's current Private Placement. In addition U.S.A. Sunrise Beverages, Inc., will also pay the sum of 20,000 shares of the company's common stock, which will have registration rights with any Initial Public Offering of the company's common shares.

In case of default of any of the payments, when due, the whole of this Note, both principal and interest, may, at the option of Payee, be declared due and payable. The maker hereof waives presentment for payment, notice of non-payment, protest and notice of protest.

Executed and agreed to, in Rapid City, South Dakota on this the 11th day of Nov, 1995.

U.S.A.   Sunrise Beverages, Inc.

By:  /s/ Omar Barrientos
Omar Barrientos, President